Exhibit 99.1

WABCO Appoints New Chief Financial Officer

BERN, Switzerland, April 2, 2019 – WABCO Holdings Inc. (NYSE: WBC), today announced that it has appointed Sean Deason to the role of Chief Financial Officer (CFO), effective immediately. Deason replaces Roberto Fioroni, who tendered his resignation after accepting a role outside WABCO with GKN Automotive, a Melrose plc owned business in the UK.

Deason joined WABCO in June 2015 and has served as Vice President, Investor Relations and Controller. Prior to joining WABCO, Deason spent four years with Evraz N.A., where he was Vice President, Financial Planning & Analysis. Prior to that, he spent twelve years with Lear Corporation where he served as Director, Finance, Corporate Business Planning & Analysis, Director, Finance, Asia Pacific Operations, Assistant Treasurer, as well as holding other positions of increasing responsibility from August 1999.

“I am pleased to announce Sean as WABCO’s new Chief Financial Officer following Roberto’s brief tenure here,” said Jacques Esculier, WABCO Chairman and Chief Executive Officer. “In addition to his broad accounting and finance background, Sean’s extensive experience with WABCO’s investor community will be valuable given our recent merger announcement with ZF Friedrichshafen AG. I’d like to also thank Roberto for accompanying us to this important milestone for WABCO, and wish him well in his future endeavors.”

Deason holds a Masters of International Management from Thunderbird School of Global Management and is a Certified Management Accountant.

Photo caption: WABCO has appointed Sean Deason to the role of Chief Financial Officer, effective immediately

About WABCO

WABCO (NYSE: WBC) is the leading global supplier of braking control systems and other advanced technologies that improve the safety, efficiency and connectivity of commercial vehicles. Originating from the Westinghouse Air Brake Company founded nearly 150 years ago, WABCO is powerfully “Mobilizing Vehicle Intelligence” to support the increasingly autonomous, connected and electric future of the commercial vehicle industry. WABCO continues to pioneer innovations to address key technology milestones in autonomous mobility and apply its extensive expertise to integrate the complex control and fail-safe systems required to efficiently and safely govern vehicle dynamics at every stage of a vehicle’s journey – on the highway, in the city and at the depot. Today, leading truck, bus and trailer brands worldwide rely on WABCO’s differentiating technologies. Powered by its vision for accident-free driving and greener transportation solutions, WABCO is also at the forefront of advanced fleet management systems and digital services that contribute to commercial fleet efficiency. In 2018, WABCO reported sales of over $3.8 billion and has more than 16,000 employees in 40 countries. For more information, visit www.wabco-auto.com.

WABCO global media contact

Nina Friedmann, +49 69 719 168 171, wabco@klenkhoursch.de

WABCO investors and analysts contact

Sean Deason, +1 248 270 9287, investorrelations@wabco-auto.com